Exhibit 99.1

            SMSC REPORTS FOURTH QUARTER AND FISCAL YEAR 2006 RESULTS

   Fiscal 2006 Revenues Increase by 53% to $319 Million and EPS Grows by $0.47

Hauppauge, NY - April 18, 2006 - SMSC (Nasdaq: SMSC) revenues for the fourth quarter ended February 28, 2006 rose by $29.7 million, or 54%, to $84.6 million, compared to last year's fourth quarter revenues of $54.9 million, and were down by $2.0 million, or 2%, from the third quarter of fiscal 2006, consistent with previous guidance and expected seasonality. Approximately $13.6 million, or 46%, of the year-over-year fourth quarter revenue growth was due to the inclusion of OASIS SiliconSystems (OASIS), acquired on March 30, 2005, and approximately $16.1 million, or 54%, of the revenue growth came from SMSC's pre-existing product lines.

On a GAAP basis, operating income was $3.3 million in the fourth quarter, compared to an operating loss of $6.9 million a year ago, and net income was $3.8 million, or $0.16 per share, compared to a net loss of $2.8 million, or $0.15 per share, in the fourth quarter of last year.

SMSC also presents results on an adjusted non-GAAP basis to provide additional insight into underlying operating performance on a comparable basis. For fiscal 2005, this excludes a patent litigation settlement and a gain on the sale of real estate, and for fiscal 2005 and 2006, excludes non-cash acquisition related charges and non-cash charges and credits associated with Stock Appreciation Rights (SARs). A reconciliation of GAAP to non-GAAP measures is provided in the schedule that accompanies this release.

On this basis, non-GAAP operating income for the fourth quarter of fiscal 2006 was $7.2 million, or 8.5% of revenues, compared to a loss of $2.4 million in the year-ago period. Non-GAAP net income was $6.3 million, or $0.27 per share, compared to net income of $0.1 million in the fourth quarter of last year. Non-GAAP net income of $0.27 per share in the fourth quarter of fiscal 2006 includes a $1.1 million expense ($0.7 million, or $0.03 per share, after tax) for the cash impact of SARs that were exercised during the period. SMSC does not consider SAR-related expenses in its earnings estimates due to the inability to predict stock prices and their impact on SAR exercises during the quarter. Excluding these expenses, non-GAAP earnings per share were consistent with the Company's prior estimates.

For fiscal 2006, SMSC posted record annual semiconductor product sales of $308.3 million, 56% higher than product sales of $197.8 million in the prior year. Total revenues increased to $319.1 million from $208.8 million last year. OASIS accounted for $52.8 million of total product sales in fiscal 2006. On a GAAP basis, net income per share was $0.55 versus $0.08 in fiscal 2005. On a non-GAAP basis, as described above, net income per share was $1.13 versus $0.29 in fiscal 2005.

Cash and liquid investments at February 28, 2006 increased to $155.0 million from $141.7 million at November 30, 2005. The Company has no bank debt, and book value per share as of February 28, 2006 was $15.18. SMSC's February 28, 2006 Consolidated Balance Sheet reports a $17.8 million liability, and a corresponding increase in goodwill, reflecting additional cash and SMSC common stock which is payable to former OASIS shareholders in the first quarter of fiscal 2007, as a result of achievement of certain performance goals.

Steven J. Bilodeau, Chairman and Chief Executive Officer, said, "In fiscal 2006, SMSC's revenues grew by over 54% from the prior year with more than half of that growth coming organically. Excluding the acquisition of OASIS, the Company grew 28%, or more than three times the rate of the semiconductor industry as a whole. The acquisition of OASIS and its Automotive Infotainment product line, which provided the balance of the revenue increase, is proving to be an excellent fit because of its strong growth prospects, as well as market and technological synergies.

"SMSC significantly improved profitability as non-GAAP operating income on a full year basis reached 10.4% of revenues and non-GAAP earnings per share rose by $0.84 to $1.13. Our current product portfolio and new product pipeline is giving us exciting new opportunities in all of our markets."

For the first quarter of fiscal 2007, revenues are expected to be between $82 and $85 million, which represents over 20% year-over-year growth at the midpoint. Non-GAAP net income is expected to be between $0.23 and $0.27 per share, assuming approximately 23.1 million diluted weighted average shares outstanding. This guidance is presented only on a non-GAAP basis to provide comparability to historical non-GAAP financial measures and because of SMSC's inability to project its future stock price and the charges or credits that might be required to record stock-based compensation. Accordingly, this guidance excludes both non-cash acquisition related charges and the impact of expensing stock-based compensation in accordance with the requirements of FASB Statement No. 123(R), which will be effective for SMSC in the first quarter of fiscal 2007.

A management teleconference to discuss the quarterly and full year results is scheduled for 5:00 PM EDT, April 18, 2006. Slide presentation materials containing additional disclosure regarding results and future earnings expectations, and a link to a webcast of the teleconference will be accessible from the investor relations section of SMSC's website at www.smsc.com.

About SMSC:

Many of the world's most successful global technology companies rely upon SMSC as a go-to resource for semiconductor system solutions that span analog, digital and mixed-signal technologies. Leveraging substantial intellectual property, integration expertise and a comprehensive global infrastructure, SMSC solves design challenges and delivers performance, space, cost and time-to-market advantages to its customers. SMSC's application focus targets key vertical markets including mobile and desktop PCs, servers, consumer electronics, automotive infotainment and industrial applications. The Company has developed leadership positions in its select markets by providing application specific solutions such as mixed-signal PC system controllers, non-PCI Ethernet, ARCNET, MOST and Hi-Speed USB.

SMSC is headquartered in Hauppauge, New York with operations in North America, Asia and Europe. Engineering design centers are located in Arizona, New York, Texas and Karlsruhe, Germany. Additional information is available at www.smsc.com.

Forward Looking Statements:

Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These uncertainties may cause our actual future results to be materially different from those discussed in forward-looking statements. Our risks and uncertainties include the timely development and market acceptance of new products; the impact of competitive products and pricing; our ability to procure capacity from our suppliers and the timely performance of their obligations, the effects of changing economic conditions domestically and internationally and on our customers; changes in customer order patterns, our relationships with and dependence on customers and growth rates in the personal computer, consumer electronics and embedded and automotive markets and within our sales channel; changes in customer order patterns, including order cancellations or reduced bookings; the effects of tariff, import and currency regulation; potential or actual litigation; and excess or obsolete inventory and variations in inventory valuation, among others. In addition, SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand.

Our forward looking statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such statements are subject to change, and the Company does not undertake to update such statements, except to the extent required under applicable law and regulation. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Other Factors That May Affect Future Operating Results" or "Risk Factors" for a more complete discussion of these and other risks and uncertainties.

SMSC is a registered trademark of Standard Microsystems Corporation.

Contact:
Carolynne Borders
Director of Corporate Communications
SMSC
Phone: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                    (In thousands, except per share amounts)


                                                                 Three Months Ended                     Fiscal Year Ended
                                                                    February 28,                           February 28,
                                                         ----------------------------------     ----------------------------------
                                                              2006                2005               2006                2005
                                                         --------------      --------------     --------------      --------------

Revenues                                                $      84,628       $      54,850      $     319,118       $     208,815

Costs and expenses:
 Cost of goods sold                                            45,748              33,938            172,309             114,066
 Research and development                                      15,647              10,516             58,205              42,988
 Selling, general and administrative                           18,431              12,066             68,318              48,759
 Amortization of intangible assets                              1,545                 265              5,802               1,113
 In-process research and development                              -                   -                  895                 -
 Settlement charge                                                -                 6,000                -                 6,000
 Gains on real estate transactions                                -                (1,017)               -                (1,017)
-------------------------------------------------------------------------------------------    -----------------------------------

Income (loss) from operations                                   3,257              (6,918)            13,589              (3,094)

Interest income                                                 1,016                 806              3,288               2,532
Other expense, net                                                 (3)                (45)               (76)               (103)
-------------------------------------------------------------------------------------------    -----------------------------------

Income (loss) before provision for income taxes                 4,270              (6,157)            16,801                (665)

Provision for (benefit from) income taxes                         518              (3,339)             4,612              (2,267)
-------------------------------------------------------------------------------------------    -----------------------------------

Net income (loss)                                       $       3,752       $      (2,818)     $      12,189       $       1,602
===========================================================================================    ===================================


Basic net income (loss) per share:                      $        0.17       $       (0.15)     $        0.59       $        0.09
===========================================================================================    ===================================

Diluted net income (loss) per share:                    $        0.16       $       (0.15)     $        0.55       $        0.08
===========================================================================================    ===================================
Weighted average common shares outstanding:
 Basic                                                         21,468              18,552             20,783              18,376
 Diluted                                                       23,304              18,552             21,998              19,318

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
    RECONCILIATION OF GAAP AND ADJUSTED NON-GAAP CONSOLIDATED FINANCIAL DATA
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                                       Three Months Ended February 28,
                                             ----------------------------------------------------------------------------------
                                                              2006                                       2005
                                             -------------------------------------    -----------------------------------------

                                              GAAP         Adjustment     Non-GAAP          GAAP      Adjustment       Non-GAAP
                                              ====         ==========     ========          ====      ==========       ========

Revenues                                   $   84,628     $    -       $   84,628      $   54,850    $     -        $   54,850

Costs and expenses:
 Cost of goods sold                            45,748         (104)(a)     45,644          33,938           50 (a)      33,988
 Research and development                      15,647         (611)(b)     15,036          10,516          197 (b)      10,713
 Selling, general and administrative           18,431       (1,651)(b)     16,780          12,066          519 (b)      12,585
 Amortization of intangible assets              1,545       (1,545)(c)        -               265         (265)(c)         -
 Settlement charge                                -            -              -             6,000       (6,000)(d)         -
 Gains on real estate transactions                -            -              -            (1,017)       1,017 (e)         -
-----------------------------------------------------------------------------------------------------------------=-------------

Income (loss) from operations                   3,257        3,911          7,168          (6,918)       4,482          (2,436)

Interest income                                 1,016          -            1,016             806          -               806
Other expense, net                                 (3)         -               (3)            (45)         -               (45)
-------------------------------------------------------------------------------------------------------------------------------

Income (loss) before provision for income
 taxes                                          4,270        3,911          8,181          (6,157)       4,482          (1,675)

Provision for (benefit from) income taxes         518        1,402 (f)      1,920          (3,339)       1,569 (f)      (1,770)
-------------------------------------------------------------------------------------------------------------------------------

Net income (loss)                          $    3,752     $  2,509     $    6,261      $   (2,818)   $   2,913      $       95
===============================================================================================================================

Basic net income (loss) per share          $     0.17                  $     0.29      $    (0.15)                  $     0.01
===============================================================================================================================

Diluted net income (loss) per share        $     0.16                  $     0.27      $    (0.15)                  $      -
===============================================================================================================================

Weighted average common shares outstanding:
 Basic                                         21,468                      21,468          18,552                       18,552
 Diluted                                       23,304                      23,304          18,552                       19,224


Notes:
SMSC uses certain non-GAAP information to evaluate its operating results and believes such information also provides investors with additional insight into its underlying operations. This schedule presents a full reconciliation between GAAP and non-GAAP operating measures.

(a) The adjustment to Cost of goods sold for the three months ended February 28, 2006 removes the impact of non-cash charges associated with Stock Appreciation Rights (SARs). The adjustment for the three months ended February 28, 2005 removes a $50 credit associated with SARs.

     As SARs are exercised, the actual cash cost of SARs is included within non-GAAP operating measures.

(b)  The  adjustments  to  Research  &  development   and  Selling,   general  &
     administrative expense remove the impact of non-cash charges or credits associated with SARs.

     As SARs are exercised, the actual cash cost of SARs is included within non-GAAP operating measures.

(c) The adjustment to Amortization of intangible assets for the three months ended February 28, 2006 includes $1,279 related to the OASIS acquisition and $266 related to the fiscal 2003 acquisition of Gain Technology Corporation (Gain). The adjustment for the three months ended February 28, 2005 relates entirely to the Gain acquisition.

(d) The adjustment to Settlement charge for the three months ended February 28, 2005 removes the impact of a litigation settlement payment.

(e) The adjustment to Gains on real estate transactions for the three months ended February 28, 2005 removes a gain realized on the sale of an idle facility.

(f) The adjustments to the Provision for (benefit from) income taxes were determined by applying the appropriate incremental tax rates to the adjustments described in notes (a) through (e) above.

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
    RECONCILIATION OF GAAP AND ADJUSTED NON-GAAP CONSOLIDATED FINANCIAL DATA
                                  (Unaudited)
                    (In thousands, except per share amounts)


                                                                      Fiscal Year Ended February 28,
                                            ---------------------------------------------------------------------------------
                                                              2006                                      2005
                                            --------------------------------------    ---------------------------------------

                                              GAAP         Adjustment     Non-GAAP          GAAP      Adjustment    Non-GAAP
                                              ====         ==========     ========          ====      ==========    ========

Revenues                                   $  319,118     $     -        $  319,118      $  208,815  $     -       $ 208,815

Costs and expenses:
 Cost of goods sold                           172,309        (2,282)(a)     170,027         114,066         (8)(a)   114,058
 Research and development                      58,205        (2,757)(b)      55,448          42,988        (32)(b)    42,956
 Selling, general and administrative           68,318        (8,013)(b)      60,305          48,759        (85)(b)    48,674
 Amortization of intangible assets              5,802        (5,802)(c)         -             1,113     (1,113)(c)       -
 In-process research and development              895          (895)(d)         -               -          -             -
 Settlement charge                                -             -               -             6,000     (6,000)(e)       -
 Gains on real estate transactions                -             -               -            (1,017)     1,017 (f)       -
-----------------------------------------------------------------------------------------------------------------------------

Income (loss) from operations                  13,589        19,749          33,338          (3,094)     6,221         3,127

Interest income                                 3,288           -             3,288           2,532        -           2,532
Other expense, net                                (76)          -               (76)           (103)       -            (103)
-----------------------------------------------------------------------------------------------------------------------------

Income (loss) before provision for income
 taxes                                         16,801        19,749          36,550            (665)     6,221         5,556

Provision for (benefit from) income taxes       4,612         7,121 (g)      11,733          (2,267)     2,178 (g)       (89)
-----------------------------------------------------------------------------------------------------------------------------

Net income                                 $   12,189     $  12,628      $   24,817      $    1,602  $   4,043     $   5,645
=============================================================================================================================

Basic net income per share                 $     0.59                    $     1.19      $     0.09                $    0.31
=============================================================================================================================

Diluted net income per share               $     0.55                    $     1.13      $     0.08                $    0.29
=============================================================================================================================

Weighted average common shares outstanding:
 Basic                                         20,783                        20,783          18,376                   18,376
 Diluted                                       21,998                        21,998          19,318                   19,318


Notes: SMSC uses certain non-GAAP information to evaluate its operating results and believes such information also provides investors with additional insight into its underlying operations. This schedule presents a full reconciliation between GAAP and non-GAAP operating measures.

(a) The adjustment to Cost of goods sold for the fiscal year ended February 28, 2006 includes $1,652 to remove the impact of writing up the cost of inventory at the date of the OASIS acquisition over OASIS' original cost of the inventory. That write-up only impacted GAAP Cost of goods sold for the turnover period of the OASIS inventory at the date of acquisition, which was completed in September 2005. The remaining $630 adjustment to Cost of goods sold removes non-cash charges associated with Stock Appreciation Rights (SARs). The adjustment for the fiscal year ended February 28, 2005 removes a charge of $8 associated with SARs.

     As SARs are exercised, the actual cash cost of SARs is included within non-GAAP operating measures.

(b)  The  adjustments  to  Research  &  development   and  Selling,   general  &
     administrative expenses remove the impact of non-cash charges associated with SARs.

     As SARs are exercised, the actual cash cost of SARs is included within non-GAAP operating measures.

(c) The adjustment to Amortization of intangible assets for the fiscal year ended February 28, 2006 includes $4,740 related to the OASIS acquisition and $1,062 related to the fiscal 2003 acquisition of Gain Technology Corporation (Gain). The adjustment for the fiscal year ended February 28, 2005 relates entirely to the Gain acquisition.

(d) The adjustment to In-process research and development for the fiscal year ended February 28, 2006 removes a charge related to the OASIS acquisition.

(e) The adjustment to Settlement charge for the fiscal year ended February 28, 2005 removes the impact of a litigation settlement payment.

(f) The adjustment to Gains on real estate transactions for the fiscal year ended February 28, 2005 removes a gain realized on the sale of an idle facility.

(g) The adjustments to the Provision for (benefit from) income taxes were determined by applying the appropriate incremental tax rates to the adjustments described in notes (a) through (f) above.

               STANDARD MICROSYSTEMS CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS (Unaudited)
                                 (in thousands)


                                                               February 28,
                                                         -----------------------
                                                            2006         2005
                                                         ----------   ----------
Assets
Current assets:
 Cash and cash equivalents                              $   43,932   $  116,126
 Short-term investments                                    111,101       56,519
 Accounts receivable, net                                   39,802       23,499
 Inventories                                                41,861       33,310
 Deferred income taxes                                      17,457       17,701
 Other current assets                                        5,599        4,584
--------------------------------------------------------------------------------

     Total current assets                                  259,752      251,739
--------------------------------------------------------------------------------

Property, plant and equipment, net                          38,242       22,630
Goodwill                                                    94,606       29,435
Intangible assets, net                                      44,039        3,584
Deferred income taxes                                        8,307        7,163
Other assets                                                 3,314        4,708
--------------------------------------------------------------------------------

                                                        $  448,260   $  319,259
================================================================================

Liabilities and shareholders' equity
Current liabilities:
 Accounts payable                                       $   27,153   $   15,995
 Deferred income on shipments to distributors               13,205        7,689
 Business acquisition consideration payable                 17,750          -
 Accrued expenses, income taxes and other liabilities       28,935       13,400
--------------------------------------------------------------------------------

     Total current liabilities                              87,043       37,084
--------------------------------------------------------------------------------

Deferred income taxes                                        9,817          -
Other liabilities                                           17,269       12,326

Shareholders' equity:
 Preferred stock                                               -            -
 Common stock                                                2,400        2,053
 Additional paid-in capital                                250,792      187,854
 Retained earnings                                         112,801      100,612
 Treasury stock, at cost                                   (25,961)     (23,799)
 Deferred stock-based compensation                          (3,953)      (1,925)
 Accumulated other comprehensive income (loss)              (1,948)       5,054
--------------------------------------------------------------------------------

     Total shareholders' equity                            334,131      269,849
--------------------------------------------------------------------------------

                                                        $  448,260   $  319,259
================================================================================